As filed with the Securities and Exchange Commission on May 2, 2003
                                                  Registration No. 333-104223



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              XYBERNAUT CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                          54-1799851
-------------------------------                          -----------------
(State or other jurisdiction of                          (I.R.S. Employer
Incorporation or organization)                          Identification No.)

                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        Including area code, of registrant's principal executive offices)

                                Edward G. Newman
                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
        -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

                                   ----------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                CALCULATION OF REGISTRATION FEE

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                                                                      Proposed                Proposed
        Title of Each Class                 Amount to be              Maximum                 Maximum             Amount of
   of Securities to be Registered           Registered(1)          Offering Price             Aggregate          Registration
                                                                     Per Share             Offering Price           Fee(7)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...   6,916,667(2)              $0.36(4)              $2,490,000.12          $201.44
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Common Stock, $.01 par value per share...   5,083,333(2)(3)           $1.25(5)              $6,354,166.20          $514.05
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Common Stock, $.01 par value per share...   2,000,000(2)(3)           $0.43(6)              $  860,000.00          $ 69.57
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Total Registration Fee...................                                                                          $785.06
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(1) Represents the shares of common stock being registered for resale by the selling stockholders and the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions.

(3) Represents the number of shares of common stock issuable upon exercise of warrants to purchase shares of our common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($0.36) of the closing bid ($0.36) and asked ($0.36) price on the Nasdaq Small Cap Market on March 27, 2003.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(7) Calculated pursuant to Section 6(b) of the Securities Act based upon Proposed Maximum Aggregate Offering Price multiplied by .00008090.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.



              SUBJECT TO COMPLETION, DATED MAY 2, 2003


PROSPECTUS

                              XYBERNAUT CORPORATION

                        14,000,000 shares of common stock

     The selling stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale up to 14,000,000 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution".

                 -----------------------------------------------
                         NASDAQ Small Cap Market Symbol:
                                     "XYBR"
                 -----------------------------------------------


     On April 30, 2003, the closing price of one share of our common stock on the NASDAQ Small Cap Market was $0.44.


     This investment involves a high degree of risk. You should carefully consider the factors described under the caption "Risk Factors" beginning on page 2 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is ____________ __, 2003

                                  RISK FACTORS

     Before you buy shares of our common stock, you should be aware that there are various risks associated with that purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us," before you decide to purchase shares of our common stock.

                 -----------------------------------------------
                 Risks Associated with Our History of Losses and
                             Future Need for Capital
                 -----------------------------------------------

We have a history of losses and, if we do not achieve profitability, we may not be able to continue our business in the future.

     Our sales, marketing, research, development and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1997:

          Fiscal years ended:
               o  December 31, 1997          $(10,051,757)
               o  December 31, 1998          $(13,001,338)
               o  December 31, 1999          $(16,697,413)
               o  December 31, 2000          $(24,185,222)
               o  December 31, 2001          $(32,199,579)
               o  December 31, 2002          $(26,580,833)

We could be required to cut back or stop operations if we are unable to reduce cash operating expenses and obtain needed financing.

     We have recorded net losses since our inception. These losses are primarily attributable to the operating expenses incurred by us to design, develop, market and sell our wearable computer products and to provide general and administrative support for these operating activities. During these periods, our revenues and gross margins have not been sufficient to fund these operating activities. As a result, we have consistently recorded negative cash flows from operating activities and net losses and had an accumulated deficit of $131,023,159 at December 31, 2002.

     The combination of our operating losses and working capital requirements has severely impacted our financial position and liquidity. At December 31, 2002, we had unrestricted cash on hand of $1,967,710 and accounts payable and accrued expenses totaling $4,481,153. Certain of these liabilities are past their stated terms of payment, including those owed to vendors that provide services and inventory that we require to execute our business plan. In general, any company that does not pay its suppliers in a timely manner is at risk of being forced into an involuntary bankruptcy proceeding instituted by creditors, which may provide for the liquidation of assets or the reorganization of assets and debts. We generally believe that we have a reasonably good relationship with most of our vendors and creditors. However certain of our vendors have filed legal actions to recover overdue accounts payables and ceased providing services and products to us. We do not believe that these actions will have a material adverse effect on us however there can be no assurances that other vendors will not pursue similar actions.

     During 2002, 2001 and 2000, we funded our operating and investing activities through our financing activities, which consist primarily of private placements of common stock, warrant and stock option exercises and borrowings.

     We have taken steps that we believe are necessary to improve our operations and raise additional capital, both of which are needed to enhance our ability to meet our cash flow needs through December 31, 2003 and thereafter. Beginning in April 2002 and continuing through the date of this filing, we have performed reviews of our operations and implemented various cost cutting programs to significantly reduce our operating expenses. Assuming there are no significant changes to our business plan, we expect to maintain savings of over 50% from annualized fourth quarter 2001 levels. In the fourth quarter of 2002, we met our initial target to reach a quarterly operating expense level of between $4,000,000 and $5,000,000. Future significant fluctuations may still occur as a result of non-recurring charges associated with cost-saving initiatives as well as our research and development activities, which will vary depending wearable/mobile computer product development cycles during any given period.

     Subsequent to these changes, we believe that our staffing and resources will be sufficient to carry out our business plan for the foreseeable future. In addition to the cost cutting measures already undertaken, we continue to review all aspects of our operations and may take additional actions to reduce operating expenses further.

     Even if the above cost cutting initiatives are fully implemented and maintained, we will still be required to obtain outside financing to supplement our cash position, operations and inventory procurement. During the period from January 1, 2003 through the date of this filing, we raised approximately $6,100,000 in cash through sales of our common stock to institutional investors, borrowings and warrant exercises, inclusive of the financings included in this filing. Potential sources of additional financing include private equity offerings, strategic investments, and various forms of debt financing. We believe that the combination of cash on hand, cash flows from operations, and outside funding will provide sufficient liquidity to meet our ongoing cash requirements. This is based both on our historical ability to raise capital and on debt and equity financings currently available to us. However, there can be no assurance that we can or will obtain sufficient funds from operations or from additional financings on terms acceptable to us. If we are unable to obtain sufficient additional financing, we will be required to cut back or stop operations.

We may face difficulties in obtaining needed financings.

     The equity markets, especially for small capitalization technology stocks, have remained depressed, and the U.S. and world economies have generally been in a decline or recession. If a sustained decline in the general equity markets, the price of our common stock, or the U.S. or world economy were to occur, we could face difficulties in our ability to raise additional capital.

     We have historically made several private placements of our common stock per year, primarily to a limited number of institutional investors who specialize in making similar types of investments. If these institutional investors were to choose to not participate in future private placements, we could face difficulties in our ability to raise additional capital.

     On July 22, 2002, we received notice from Nasdaq that our common stock had closed below $1 per share for 30 consecutive trading days. Effective October 29, 2002, we were granted a transfer to the Nasdaq SmallCap(R) Market. Effective January 22, 2003, we were provided an extension until July 17, 2003 for the stock price to close above $1 for ten consecutive trading days. On January 30, 2003, Nasdaq issued a press release in which it "announced plans to extend a pilot program governing bid price rules for all Nasdaq National Market(R) and Nasdaq SmallCap issuers. The proposal will allow issuers that meet heightened financial requirements to benefit from extended compliance periods for satisfying minimum bid price requirements. The proposed rule changes would [amongst other changes] extend the bid price grace period for SmallCap issuers demonstrating compliance with the core SmallCap initial listing criteria from 180 to up to 540 days (approximately 18 months). Compliance with this standard will be verified every 180 days. Nasdaq will present the overall plan to the Securities and Exchange Commission for approval prior to implementing the proposed changes."


     We are currently in compliance with all such listing criteria and we anticipate that we will remain in compliance in the future. However, there can be no assurances that we will be able to remain in compliance in the future or that the SEC will grant the Nasdaq the requisite approval to adopt this proposal. Prior to the delisting of our common stock, we can appeal Nasdaq for an extension or for other remedies. If necessary, we intend to fully exercise all of our rights and options to maintain our listing. If we are unable to remain on the SmallCap Market, we may be forced to trade on the Over the Counter Bulletin Board or Pink Sheets markets, which would significantly reduce the liquidity in our and interest of potential investors in purchasing our stock. We also may face reductions in holdings by institutional holders whose charters may not allow investment in companies that do not trade on the Nasdaq or other national exchange. We believe that under this Nasdaq proposal, we would be eligible to obtain an extension to January 2004 for our stock price to close above $1 for ten consecutive trading days.


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             Risks Associated with the Industry in Which We Operate
           ----------------------------------------------------------

Our future revenues and ability to produce new products depend substantially on the success of the Mobile Assistant(R) and AtigoTM series.

     The Mobile Assistant and Atigo series are our principal products and our success will depend to a large extent upon their commercial acceptance, which cannot be assured. Additional product development will result in significant research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require a higher level of funding if research and development or sales and marketing expenses are greater than we anticipate. As with most high technology products, new models must be introduced periodically for us to remain competitive. There can be no assurance that these new models can be successfully developed or marketed or will be commercially accepted.

We have significant commitments to purchase inventory and services in the future.

     We have commitments to purchase inventory, tooling and engineering and other services from our suppliers and manufacturers related to our current and future hardware product lines. We expect that we will enter into similar commitments in the future as we design, develop and procure future wearable computer product lines.

     In March 2003, we entered into an agreement with IBM under which we were released of our prior obligation to pay a penalty or procure inventory other than $4,910,000 in MA V computing units, flat panel displays, peripherals and component parts. The final pricing provided to us represents a discount from the original contractual prices. Under the March 2003 agreement, IBM will ship inventory monthly from March 2003 through December 2003 and we will remit payments monthly from March 2003 through January 2004.

     In addition to the obligation to IBM related to the MA V described above, we have commitments to purchase computing units, flat panel and head mounted displays, miscellaneous computing components as well as engineering and other services from our various vendors related to the MA V, MA TC, Atigo and future product lines. We believe that, if necessary, the timing and amount of many of these shipments, services and payments may be adjusted through the payment of cancellation fees, contract negotiations or the satisfaction of obligations through the issuance of our equity securities. However, there can be no assurance that we can successfully modify these contracts or commitments.

     Excluding the potential impact of contract modifications, we estimate that we will make total payments of approximately $5,000,000 during 2003 related to current inventory commitments, which amount includes the commitment to purchase the additional MA V products from IBM on a monthly basis during 2003 as described above. We expect that we will enter into similar inventory and engineering commitments in the future as we design, develop and procure future wearable computer product lines.

We may have to lower prices or spend more money to effectively compete against companies with greater resources than us, which could result in lower revenues and/or profits.

     The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like CDI, ViA Inc., Texas Microsystems, Symbol, Raytheon, Panasonic and others, we would not be able to generate sufficient revenues to grow our company or reverse our history of losses.

     In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies choose to aggressively compete against us, we may have to reduce our prices and spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would adversely affect our operations and cash flows.

Currency fluctuations, especially in the Japanese Yen and European Euro, may significantly increase our expenses and affect our results of operations.

     The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our competitive position as well as our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We have significant operations in Asia, in particular Japan, and Europe, in particular Germany. Also, we are party to supplier arrangements with several companies in Asia and Europe for the production of the Mobile Assistant series. Our foreign operations, including payments to our suppliers, are typically funded in the local currencies. Any changes in the value of the U.S. dollar against these currencies could result in an increase in our reported expenses or inventory costs or a decrease in our reported revenues which, if substantial, could have a material adverse effect on our financial condition and results of operations.

If our sales and receivables continue to be concentrated among a small number of our customers, the loss of a customer, a substantial decrease of sales to one of our customers or a customer's inability to pay amounts owed to us may have a material adverse effect on our sales, operating results and cash flows.

     A significant percentage of our sales has been concentrated among a relatively small number of customers. For the fiscal year ended December 31, 2002, we had one (1) customer which comprised more than 10% of our total revenues, representing 16% of total revenues. Additionally, at December 31, 2002, we had two (2) customers which each comprised more than 10% of our total accounts receivable, representing an aggregate of 64% of total accounts receivable. There can be no assurance that this concentration of sales and receivables among customers will not continue in the future. The loss of a significant customer or a substantial decrease in sales to such a customer would have a material adverse effect on our sales and operating results. Our arrangements with certain of our customers, especially those related to the sale of our wearable computer hardware products, are based on the receipt of purchase orders and otherwise are not subject to long-term written contracts and generally may be terminated upon short notice. In addition, these and other customers may demand price concessions from us that could adversely affect profit margins. Also, our cash flows may be adversely affected if a customer is unable or unwilling to repay amounts owed to us.

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                              Risk Associated with
                      Our Internal Operations and Policies
           ----------------------------------------------------------

Since we do not intend to declare dividends in the foreseeable future, the return on your investment will depend upon appreciation of the market price of your shares.

     We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

           ----------------------------------------------------------
               Risks Which May Dilute the Value of Your Xybernaut
                Shares or Limit the Effect of Their Voting Power
           ----------------------------------------------------------

The price of our common stock is highly volatile.


     The price of our common stock is highly volatile. During the period from January 1, 2000 to April 30, 2003 the price of our common stock has ranged from a high of $29.97 to a low of $0.19. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; (3) market conditions for technology companies in the small capitalization sector; and (4) general economic and market conditions.


Our executive officers, directors and principal stockholders, together, may exercise control over all matters submitted to a vote of stockholders.


     As of April 24, 2003, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 4% of our outstanding shares of common stock. These stockholders, if acting together, may be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.


We have recently issued a significant amount of our common stock.


     During the period from January 1, 2002 through April 30, 2003, we raised approximately $26,000,000 in cash through sales of our common stock to institutional investors and through warrant and stock option exercises. As a result of our financings and other activities, 69,319,659 shares of common stock were issued during this period, which number includes 6,916,667 shares of common stock issued and included on this prospectus. This represents a 116% increase in the number of shares outstanding as compared to the number of shares outstanding as of January 1, 2002.

We have 21,567,474 shares of our common stock reserved for future issuances which can substantially dilute the value of your Xybernaut common stock.

     The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of April 30, 2003 we had 21,567,474 shares of common stock reserved for possible future issuances upon conversion of options and warrants, which number includes 7,083,333 shares of common stock reserved in connection with shares underlying warrants included on this prospectus. These options and warrants are convertible into or exercisable for shares of common stock at prices that may represent discounts from future market prices of the common stock. The exercise of these options or warrants could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

     In addition, we may seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

Anti-takeover measures in our certificate of incorporation could adversely affect the voting power of the holders of the common stock.

     Our certificate of incorporation authorizes anti-takeover measures such as the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by our stockholders. In addition, issuance of preferred stock, without stockholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:


     o Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2002 filed with the SEC on April 30, 2003; and

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 28, 2003; and


     o The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

     You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033, (703) 631-6925,
Attention: Thomas D. Davis or by e-mail at investorrelations@xybernaut.com.

     You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

     The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

     We will receive proceeds, if any, from the exercise of warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

     We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION


     As of April 30, 2003 we had issued and outstanding 128,827,772 shares of common stock. At that date, there were an additional 21,567,474 shares of common stock reserved for possible future issuances as follows:

     o options to purchase 7,181,068 shares at an exercise price between $0.24 and $23.38 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

     o warrants to purchase 11,533,869 shares at a price between $0.43 and $5.00 per share. Of the 11,533,869 shares, we have previously registered a total of 4,330,536 shares issuable upon exercise of these warrants. This prospectus covers an additional 7,083,333 shares of common stock issuable upon exercise of warrants, which shares will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement. The remaining 120,000 shares will be deemed to be "restricted securities" when issued; and


     o 2,852,537 shares issuable upon exercise of options under the Company's stock incentive plans which have not been granted as of April 30, 2003. We have registered the shares issuable upon exercise of the options.

     The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after a one year holding period. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

                              SELLING STOCKHOLDERS

     This prospectus covers the resale by the selling stockholders of up to 14,000,000 shares of our common stock.

     The address of Mr. Benjamin Cohen is 1705 Ocean Parkway, Brooklyn, New York 11223.

     The natural person holding voting and/or dispositive control over the shares that Maple Systems, Ltd. is Mr. Eitan Adar. The address of Maple Systems, Ltd. is Drake Chambers, Road Town, Tortola, British Virgin Islands.

     The natural person holding voting and/or dispositive control over the shares that Sundial Investments, Limited is Ms. Beverly Simmons. The address of Sundial Investments, Limited is Gretton House, P.O. Box 65, Duke Street, Grand Turk, Turks & Caicos Islands, British West Indies.

     The following table lists the selling stockholders and certain information regarding the ownership by such selling stockholders of shares of our common stock as of March 27, 2003, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."

     The registration of the following shares through this registration statement allows the selling stockholders to sell their share holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.

                                                                  Percentage                           ---------------------
                                                                      of
                                                                    Common                               Shares of Common
                                                                    Stock                                   Stock Owned
                                                                    Owned            Shares of            After Offering
                                           Shares of Common      Prior to the      Common Stock               (2)(3)
                                          Stock Owned Prior        Offering        to be Sold(2)       ---------------------
                                            to Offering (1)                                              Number    Percent
                                        ------------------------------------------------------------------------------------
Benjamin Cohen                                 250,000                 *              250,000              0          0%
Maple Systems, Ltd.                         10,000,000 (4)           7.6%          10,000,000 (4)          0          0%
Sundial Investments, Limited                 3,750,000 (5)           2.8%           3,750,000 (5)          0          0%


        * Less than 1%

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(1) Includes shares of common stock and warrants to purchase shares of common stock included on this registration statement.

(2) Assumes that the selling stockholders will exercise all of their warrants into shares of common stock.

(3) Assumes all of the securities offered hereby will be sold by the selling stockholders.

(4) Includes 3,333,333 shares of common stock issuable upon exercise of warrants.

(5)  Represents shares of common stock issuable upon exercise of warrants.

     The common stock has the material rights and obligations discussed below and under the section entitled "Description of Securities." We have filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

     In connection with the cancellation of any and all obligations or liabilities from us to IBS Technologies, LLC under a Marketing and Showcase Agreement dated as of January 1, 2002 between IBS Technologies and us, on December 31, 2002 we agreed to issue to Mr. Benjamin Cohen, the sole member of IBS, an aggregate of 250,000 shares of our common stock. In connection with the agreement, we agreed to register the shares of common stock in this registration statement.

     Maple Systems, Ltd. acquired its shares of common stock in a private placement transaction entered into on February 8, 2003. Under the terms of the common stock and warrant purchase agreement between Maple Systems, Ltd. and us, we agreed to sell 6,666,667 shares of our common stock at a price of $0.30 per share, representing an approximate 20% discount to the closing price of our common stock for the trading day immediately prior to the date of the agreement, for gross proceeds of $2,000,000. We also issued warrants to purchase 3,333,333 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 3 years from the date of issuance. We may call up to 100% of the these warrants if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with our sale of common stock pursuant to the common stock and warrant purchase agreement, we entered into a registration rights agreement pursuant to which, among other things, we agreed to use our best efforts to file a registration statement to register for resale the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, no later than 80 days after the closing date and cause such registration statement to become effective as promptly as practicable after filing but no later than May 30, 2003.

     Sundial Investments, Limited acquired its warrants to purchase shares of common stock in a note financing transaction entered into on March 26, 2003 whereby we issued a one-year promissory note in the principal amount of $1,750,000 bearing an interest rate of 3.5% per annum to Sundial Investments, Limited. Under the terms of the note and warrant purchase agreement between Sundial Investments, Limited and us, we agreed, among other things, to issue warrants to purchase 1,750,000 shares of our common stock at an exercise price of $1.25 per share. These warrants are exercisable for a period of 2 years from the date of issuance. We also agreed to issue warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.43 per share. These warrants are exercisable for the greater of 6 months from the date of issuance or 120 days from the date this registration statement is declared effective by the SEC. We may call up to 100% of all of the warrants issued to Sundial Investments, Limited if our common stock price is equal to or greater than $2.50 per share for 5 consecutive trading days prior to the date that we call the warrants. In connection with the note and warrant purchase agreement, we agreed to register the shares of common stock issuable upon exercise of the warrants on this registration statement.

     All of the warrants have adjustment provisions for dilution events including stock splits, stock dividends and similar transactions.


     Other than the transactions disclosed above pursuant to which the selling stockholders received the securities being registered for resale on this prospectus, the selling stockholders are not affiliated with us and have not had any material relationship with us or our affiliates during the past three years.


                            DESCRIPTION OF SECURITIES

General


     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of April 30, 2003, we have 128,847,772 shares of common stock issued and outstanding. We have reserved 21,567,474 shares of common stock for issuance upon exercise of options and warrants.


Common Stock

Voting

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

     Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

Rights on Liquidation

     In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

Pre-emptive or Redemption Rights

     Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

     Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

     As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock, all of which have been fully converted into common stock.

Anti-takeover Considerations

     Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

     We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our stockholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

     o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

     o permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

     o provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

     o fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

     o provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

     o    eliminate stockholder action by written consent;

     o require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

     o require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

     Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

Transfer Agent and Registrar

     Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     o on any U.S. securities exchange on which our common stock may be listed at the time of sale;

     o    in the over-the-counter market;

     o    in privately negotiated transactions;

     o    in connection with short sales; or

     o    in a combination of any of the above transactions.

     The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

     The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
     o negotiated transactions between the selling stockholders and purchasers without a broker or dealer.

     The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares under this prospectus.

     We have advised the selling stockholders that during the time they are engaged in distributing shares covered by this prospectus, they must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

     o may not engage in any stabilization activity in connection with our securities;

     o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law allows a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

     Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

     We have purchased a directors and officers liability and reimbursement insurance policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Jenkens & Gilchrist Parker Chapin LLP, New York, New York, a stockholder of our company, will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary, one of our Directors, and a stockholder in our company.

                                     EXPERTS


     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2002, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


==============================================     ==============================================

We have not authorized any dealer, salesperson
or any other person to give any information or
to represent anything other than those
contained in this prospectus in connection with
the offer contained herein, and, if given or
made, you should not rely upon such information
or representations as having been authorized by
Xybernaut Corporation. This prospectus does not                       14,000,000
constitute an offer of any securities other                    SHARES OF COMMON STOCK
than those to which it relates or an offer to
sell, or a solicitation of an offer to buy,
those to which it relates in any state to any
person to whom it is not lawful to make such
offer in such state. The delivery of this
prospectus at any time does not imply that the
information herein is correct as of any time                    XYBERNAUT CORPORATION
after the date of this prospectus.

               TABLE OF CONTENTS

                                          Page
                                          ----

Risk Factors..................................2
Information Regarding Forward-Looking
      Statements .............................8
Where You Can Find More
      Information About Us....................8
Use of Proceeds...............................9
Dilution......................................9
Selling Stockholders ........................10                    -------------
Description of Securities....................12
Plan of Distribution ........................14                     PROSPECTUS
Indemnification for Securities
      Act Liabilities........................15                    -------------
Legal Matters................................16
Experts .....................................16

                                                              ----------------------, 2003


==============================================     ==============================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

             Filing fee for registration statement ..........$    785.06
             Legal fees and expenses ........................$ 10,000.00
             Accounting expenses.............................$  5,000.00
                                                             -----------
             Total...........................................$ 15,785.06
                                                             ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

     Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     We maintain directors and officers liability policies that contain a combined limit of liability of $12,500,000 per policy year.


ITEM 16.  EXHIBITS.

NUMBER      DESCRIPTION OF EXHIBIT



4.1 Settlement Agreement and Release dated as of December 31, 2002 by and among IBS Technologies LLC, Mr. Benjamin Cohen and Xybernaut Corporation.*

4.2         Form of Warrant issued to Maple Systems, Ltd.*

4.3 Form of Common Stock and Warrant Purchase Agreement, dated as of February 8, 2003, between Maple Systems, Ltd. and Xybernaut Corporation.*

4.4 Form of Registration Rights Agreement, dated as of February 8, 2003, between Maple Systems, Ltd. and Xybernaut Corporation.*

4.5         Form of Warrant issued to Sundial Investments, Limited.*

4.6         Form of Warrant issued to Sundial Investments, Limited.*

4.7 Form of Note and Warrant Purchase Agreement, dated as of March 26, 2003, between Sundial Investments, Limited and Xybernaut Corporation.*


5.1         Opinion of Jenkens & Gilchrist Parker Chapin LLP.


23.1        Consent of Grant Thornton LLP.

23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).
________________

* Previously filed with the SEC as an exhibit to the Registration Statement on Form S-3 (File No. 333-104223) filed on April 1, 2003.




ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on May 2, 2003.


                                  XYBERNAUT CORPORATION



                                  By: /s/ Edward G. Newman
                                     -------------------------------------
                                          Edward G. Newman
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on May 2, 2003.


         Signature                             Title


/s/ Edward G. Newman              Chief Executive Officer and

--------------------------        Chairman of the Board of Directors
Edward G. Newman


/s/ Steven A. Newman, M.D.        President, Chief Operating Officer and
--------------------------        Vice Chairman of the Board of Directors
Steven A. Newman, M.D.

/s/ Thomas D. Davis               Senior Vice President and Chief Financial
--------------------------        Officer
Thomas D. Davis



/s/ Steven A. Newman*             Executive Vice President and Director
--------------------------
Kazuyuki Toyosato


/s/ Steven A. Newman*             Vice President and Director
--------------------------
Eugene J. Amobi


/s/ Steven A. Newman*             Secretary and Director
--------------------------
Martin Eric Weisberg, Esq.


/s/ Steven A. Newman*             Director
--------------------------
James S. Gilmore III, Esq.


/s/ Steven A. Newman*             Director
--------------------------
Marc Ginsberg


/s/ Steven A. Newman*             Director
--------------------------
Phillip E. Pearce


/s/ Steven A. Newman*             Director
--------------------------
James J. Ralabate


                                  Director
--------------------------
Lt. Gen. Harry E. Soyster



/s/ Steven A. Newman*             Director
--------------------------
Dr. Edwin Vogt


                                  Director
--------------------------
Noritsugu Yamaoka



*By:  /s/ Steven A. Newman        Director
      --------------------
      Steven A. Newman
      Attorney-in-fact

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------


                                   EXHIBITS TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------


                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                   May 2, 2003

NUMBER                              DESCRIPTION OF EXHIBIT



4.1 Settlement Agreement and Release dated as of December 31, 2002 by and among IBS Technologies LLC, Mr. Benjamin Cohen and Xybernaut Corporation.*

4.2         Form of Warrant issued to Maple Systems, Ltd.*

4.3 Form of Common Stock and Warrant Purchase Agreement, dated as of February 8, 2003, between Maple Systems, Ltd. and Xybernaut Corporation.*

4.4 Form of Registration Rights Agreement, dated as of February 8, 2003, between Maple Systems, Ltd. and Xybernaut Corporation.*

4.5         Form of Warrant issued to Sundial Investments, Limited.*

4.6         Form of Warrant issued to Sundial Investments, Limited.*

4.7 Form of Note and Warrant Purchase Agreement, dated as of March 26, 2003, between Sundial Investments, Limited and Xybernaut Corporation.*


5.1         Opinion of Jenkens & Gilchrist Parker Chapin LLP.


23.1        Consent of Grant Thornton LLP.

23.2 Consent of Jenkens & Gilchrist Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).
________________

* Previously filed with the SEC as an exhibit to the Registration Statement on Form S-3 (File No. 333-104223) filed on April 1, 2003.